CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 26, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Nu Skin Enterprises, Inc. Annual Report on Form 10-K for the year ended December 31, 2009.

/s/PricewaterhouseCoopers LLP

Salt Lake City, UT
June 22, 2010